Exhibit 10.1

WESTLAKE CHEMICAL CORPORATION

ANNUAL INCENTIVE PLAN

1. Objective. The Westlake Chemical Corporation Annual Incentive Plan (the “Plan”) was established effective January 1, 2009, and is designed to reward and recognize selected employees of Westlake Chemical Corporation (the “Company”) and its Subsidiaries for their contributions toward building growth and adding to the value of the Company. These objectives are to be accomplished by making Awards under the Plan and thereby providing Participants with a financial interest in the overall performance and growth of the Company. The Plan complies with and is governed by the provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Omnibus Plan”).

2. Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Administrator” means (i) the Committee with respect to Awards to Employees who are executive officers and (ii) the Company’s Chief Executive Officer and other executive officers designated by the Company’s Chief Executive Officer with respect to Awards to Employees who are not executive officers.

“Award” means a qualified performance award intended to qualify as performance-based compensation under Section 162(m) of the Code that is payable in a cash lump sum and granted to a Participant subject to achievement of Performance Goals established by the Committee and any applicable terms, conditions and limitations as the Administrator may establish in order to fulfill the objectives of the Plan.

“Base Pay” means a Participant’s annual base salary as of the applicable date of determination. A Participant’s Base Pay shall be determined on the last day of the Performance Period; provided, however, that if Section 5(e) hereof applies due to termination of a Participant’s Employment prior to the last day of the Performance Period, a Participant’s Base Pay shall be determined as of the applicable of the date (i) of the Participant’s death or Retirement, or (ii) the Participant first experiences a Permanent Disability, Temporary Disability or leave of absence approved by the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors of the Company.

“Company” means Westlake Chemical Corporation, a Delaware corporation, or any successor thereto.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Employment” means employment with the Company or a Subsidiary.

“Final Award” means the final value of an Award as determined by the Administrator.

“Incentive Pool” means the bonus pool authorized upon Committee certification of the applicable Performance Goal(s) as described in Section 5 hereof.

“Omnibus Plan” means the Westlake Chemical Corporation 2004 Omnibus Incentive Plan, as amended from time to time.

“Participant” means an Employee to whom an Award has been made under this Plan.

“Performance Goal” means one or more objective standards established by the Committee from the metrics identified in Section 7(a)(v)(B) of the Omnibus Plan in accordance with Section 5(a) hereof. The Performance Goals applicable to the 2009 Plan Year are attached hereto as Exhibit A. For Plan Years after 2009, the Committee shall establish the Performance Goal(s) in such form as it deems appropriate, including, but not limited to, amendment of Exhibit A.

“Performance Period” means the Plan Year or such shorter period within the Plan Year as may be determined by the Committee during which the Performance Goals established with respect to a Plan Year are measured.

“Permanent Disability” means eligibility for long-term disability, worker’s compensation or social security disability benefits, where the Employee is not expected to return to work in any occupation.

“Plan” means this Westlake Chemical Corporation Annual Incentive Plan, as set forth herein and as may be amended from time to time.

“Plan Year” means, unless otherwise specified by the Committee, January 1 through December 31.

“Retirement” means the termination of a Participant’s Employment coincident with or after attainment of age 65.

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of that corporation that have the right to vote generally on matters submitted to a vote of the stockholders of that corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Target Bonus” means the maximum value of an Award a Participant may be entitled to earn during a Plan Year, which shall be the lesser of (i) a Participant’s Target Bonus Percentage multiplied by the Participant’s Base Pay or (ii) $5 million.

“Target Bonus Percentage” means a percentage of the Participant’s Base Pay.

“Temporary Disability” means a disability other than a Permanent Disability.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural unless the context clearly indicates otherwise.

3. Eligibility. All Employees are eligible for Awards in the sole discretion of the Administrator. No Employee selected as a Participant in a particular Plan Year will have any right to be selected as a Participant in any other Plan Year.

4. Plan Administration. The Plan shall be administered by the Administrator, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or appropriate in its sole discretion. All decisions of the Administrator in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on the Participants. Unless specifically stated herein as a function of the Committee, including without limitation, establishment of Performance Goals as specified in Section 5(a) hereof, the Administrator shall determine all terms and conditions of the Awards. Neither the Administrator nor any member of the Administrator shall be liable for anything done or omitted to be done by him or by any member of the Administrator in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

5. Calculation and Payment of Awards.

(a) Performance Goals. In interpreting Plan provisions applicable to Performance Goals, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee, in establishing such Performance Goals, and the Administrator, in interpreting the Plan, shall be guided by such provisions. The Committee shall establish the Performance Goals no later than the earlier to occur of (1) 90 days after the commencement of the Performance Period and (2) the lapse of 25% of the Performance Period (the “Determination Date”), and in any event while the outcome is still substantially uncertain. As soon as practicable after the close of the Performance Period, the Committee shall evaluate whether the Performance Goals were achieved.

(b) Establishment of Target Bonus Percentage. The Administrator will establish a Target Bonus Percentage for each Participant for the Plan Year, based on any considerations the Administrator deems appropriate. With respect to Participants who are executive officers, the Committee shall establish the Target Bonus Percentage no later than the Determination Date. An Employee who becomes a Participant after the first day of a Performance Period may be awarded a Target Bonus Percentage, and may be eligible for a pro rata Award in the manner calculated pursuant to Section 5(e) hereof.

(c) Authorization of Incentive Pool. Prior to the Incentive Pool being authorized, the Committee shall certify in writing that the applicable Performance Goals and any other material terms thereof were, in fact, satisfied. If the applicable Performance Goals were not achieved, the Incentive Pool shall not be authorized. If the Committee certifies that the applicable Performance Goals were satisfied, the Incentive Pool shall be authorized in an amount equal to the sum of each Participant’s Target Bonus.

(d) Calculation of Final Award. The Administrator, in its sole discretion, may reduce, but not increase, the Incentive Pool by reducing a Participant’s Target Bonus and shall declare a Final Award with respect to each Participant. Any reduction in a Participant’s Target Bonus shall not increase the Target Bonus of any other Participant.

(e) Employment for Less Than Full Plan Year. Except as otherwise provided in this Section 5(e), Awards will be paid only to Participants who are in active Employment on the date Awards are paid. A Participant who is not in active Employment during an entire Plan Year due to (i) death, (ii) Permanent Disability, (iii) Temporary Disability, (iv) leave of absence approved by the Company or (v) Retirement, each as determined in the Administrator’s sole discretion, shall be entitled to a pro rata Final Award. The pro rata Final Award shall be equal to the Participant’s Final Award as determined by the Administrator pursuant to Section 5(d) hereof multiplied by a fraction, the numerator of which is the Participant’s full number of completed months of active Employment during the Plan Year (a full month will be deemed completed if the Participant was actively employed for more than one-half of the month) and the denominator of which is the total number of months in the Plan Year.

(f) Payment of Final Award. A Participant’s Final Award shall be paid to the Participant on March 15 of the calendar year immediately following the end of the Performance Period.

6. Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate this Plan at any time, and nothing in this Plan grants Participants any rights that are not otherwise subject to modification.

7. Compliance with Section 409A. The Plan and Awards granted hereunder are intended to be exempt from the requirements of Section 409A of the Code under the short-term deferral exception under Treasury Regulation § 1.409A-1(b)(4), and shall be interpreted and administered in a manner consistent with that intent.

EXHIBIT A

PERFORMANCE GOALS

FOR 2009 PLAN YEAR

In order for the Incentive Pool to be authorized for the Plan Year from January 1, 2009 through December 31, 2009, the Committee must certify that any one or more of the following Performance Goals has been achieved:

1.	Total Shareholder Return (TSR) – The Company’s TSR relative to the “Peer Group” is within the top two-thirds. For this purpose TSR is defined as [Beginning Share Price (1/1/09)], minus, [Ending Share Price (12/31/09)] + [dividends] / [Beginning Share Price].

For the purpose of this Plan, the “Peer Group” will be consistent with the Peer group as outlined in the 2008 Proxy, modified to reflect changes due to market conditions, e.g., increase in market capitalization, merger, insolvency, etc.

2.	EBITDA— EBITDA for 2009 is greater than the EBITDA for 2008.

3.	Cost Reduction— Actual cost reduction for 2009 is at least 50% of the targeted cost reduction as approved by management at the beginning of the year based upon the established operating rate at the beginning of the year.

If, due to market conditions, the operating rate at any time during 2009 increases by 10% or more over the operating rate in effect at the beginning of the year, the cost reduction target will be reduced to 30%.